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                                                                 EXHIBIT (g)(21)

                                 NORTHERN FUNDS

                 ADDENDUM NO. 4 TO THE FOREIGN CUSTODY AGREEMENT

         This Addendum No. 4, dated as of the 30th day of October, 2001, is entered into between NORTHERN FUNDS (the "Trust"), a Delaware business trust, and THE NORTHERN TRUST COMPANY ("Northern"), an Illinois state bank.

         WHEREAS, the Trust and Northern have entered into a Foreign Custody Agreement dated April 1, 1994, as amended by Addendum No. 1 dated as of April 1, 1998, Addendum No. 2 dated as of February 8, 2000 and Addendum No. 3 dated July 31, 2000 (the "Foreign Custody Agreement"), pursuant to which the Trust has appointed Northern to act as custodian to the Trust for its International Growth Equity Fund, Global Fixed Income Fund, International Select Equity Fund and Global Communications Fund (collectively, the "Funds"); and

         WHEREAS, the Trust and Northern desire to change the provision in the Foreign Custody Agreement regarding cash balance compensation;

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. AMENDMENT REGARDING CASH BALANCE COMPENSATION. The provision in the Foreign Custody Agreement entitled "Cash Balance Compensation" is hereby amended and restated as follows:

                         Northern shall compensate each portfolio for uninvested U.S. dollar cash balances ("Cash Balances") maintained with Northern at the end of each day in accordance with this paragraph ("Cash Balance Compensation"). Cash Balance Compensation with respect to each Fund's uninvested Cash Balance shall be determined at the end of each day based on an annual rate equal to 96% of the previous calendar month's average 90-day Treasury bill interest rate. The amount of each portfolio's accumulated Cash Balance Compensation shall be paid monthly in the form of reductions to the custody fees otherwise allocable to the Portfolio under the Agreement for such month. In the event that a Portfolio's Cash Balance Compensation for any month exceeds the custody fees payable by the Portfolio under the Agreement for such month, the Portfolio's excess Cash Balance Compensation may be carried forward and credited against future custody fees, PROVIDED that no excess Cash Balance Compensation may be carried forward beyond the end of any fiscal year.

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         2.       MISCELLANEOUS. Except to the extent amended hereby, the
                  Foreign Custody Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

         IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

                                      NORTHERN FUNDS

Attest:                               By:
         ------------------------         -------------------------------------
                                      Name:

                                      Title:



                                      THE NORTHERN TRUST COMPANY

Attest:                               By:
         ------------------------         -------------------------------------

                                      Name:

                                      Title: